Comparison of change in value of $10,000 investment in Dreyfus Florida Intermediate Municipal Bond Fund and the Lehman Brothers 10-Year Municipal Bond Index


        EXHIBIT A:


          PERIOD        Dreyfus         Lehman Brothers
                  Florida Intermediate  10-Year Municipal
                  Municipal Bond Fund     Bond Index*

         1/21/92        10,000             10,000
         12/31/92       10,935             10,869
         12/31/93       12,339             12,257
         12/31/94       11,732             11,672
         12/31/95       13,373             13,676
         12/31/96       13,821             14,297
         12/31/97       14,699             15,618
         12/31/98       15,431             16,674
         12/31/99       15,252             16,466
         12/31/00       16,409             18,238

        *Source: Lipper Inc.